OSTEOLOGIX, INC.

AMENDMENT NO. 2
TO
EMPLOYMENT AGREEMENT

This Amendment No. 2 to Employment Agreement is dated as of June 5, 2008 (this “Amendment”), by and between Osteologix, Inc., a Delaware Corporation (the “Company”), and Mr. Philip J. Young (the “Executive”).

RECITALS

A. The Company and the Executive have previously entered into an Employment Agreement dated as of April 3, 2007 and amended as of December 12, 2007 (the “Agreement”).

B. The parties each desire to amend the Agreement as set forth herein.

In consideration of the mutual promises, terms, provisions and conditions set forth in this Amendment, the parties hereby agree as follows:

AMENDMENT

1.    Section 5(g) is amended and restated in its entirety as follows:

(g)  Severance Benefits

(i)  In the event that the Company terminates the Executive’s employment without Cause (as defined above) or the Executive terminates his employment for Changed Circumstances (as defined above), subject to the terms and conditions of this Section 5(g), the Company will pay severance on a monthly basis to the Executive and will provide the continuation of the benefits set forth in Section 4(e) and 4(f) for a period of twelve (12) months from the date of termination.

(ii)  The severance amount and benefits continuation set forth in Section 5(g)(i) are referred to herein as the “Severance Benefits.” The continuation of any group health plan benefits shall be to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular employer portion of the premium for such benefits paid by the Company. The Executive’s right to receive Severance Benefits under Subsection 5(g)(i) is conditioned upon (x) the Executive’s prior execution and delivery to the Company of a general release of any and all claims and causes of action of the Executive against the Company and its officers and directors, excepting only the right to any compensation, benefits and/or reimbursable expenses due and unpaid under Sections 4 and/or 5(g)(i) of this Agreement, and (y) the Executive’s continued performance of those obligations hereunder that continue by their express terms after the termination of his employment, including without limitation those set forth in Sections 8, 9 and 10. Any Severance Benefits to be paid hereunder shall be payable in accordance with the payroll practices of the Company for its executives generally as in effect from time to time, and subject to all required withholding of taxes.

2.    The first paragraph of Section 6 is amended and restated in its entirety as follows:

6.  Change in Control. If the Executive’s employment is terminated by the Company, with or without Cause or by the Executive for Changed Circumstances, following the Change in Control Date, the Executive shall receive those Severance Benefits provided in Section 5(g)(i) plus Executive’s pro rata Bonus Compensation to the date of termination, which Severance Benefits shall be subject to the terms set forth in Section 5(g)(ii) and shall be in lieu of any benefits to which the Executive is otherwise entitled pursuant to Section 5(g). “Change in Control Date” means the first date on which a Change in Control occurs. “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (c) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

3.    Except as expressly set forth herein, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed as sealed instrument by the Executive and the Company by its duly authorized representative, as of the date first written above.

EXECUTIVE

/s/ Philip J. Young
Philip J. Young

COMPANY

/s/ Klaus Eldrup Jorgensen
By: Chairman of the Board